EXHIBIT 99.2

CONSENT TO MODIFICATION OF

INCENTIVE STOCK OPTION AGREEMENTS

This Consent to Modification of the Incentive Stock Option Agreements (“Consent”) which were executed by and between Aviall, Inc., a Delaware corporation (the “Company”), and                                  (the “Optionee”) as of January 27, 2005 and January 28, 2004 (individually, the “ISO Agreement” and collectively, the “ISO Agreements”), is made by and between the Company and Optionee, to become effective in accordance with the terms specified below.

RECITALS

WHEREAS, the Company desires to modify (i) the ISO Agreements and (ii) the Non-Qualified Stock Option Agreements which were executed by and between the Company and the Optionee as of January 27, 2005 and January 28, 2004 (the “NQSO Agreements,” and collectively with the ISO Agreements, the “Option Agreements”) by accelerating the right to exercise those portions of the options granted under the Option Agreements that are listed on Exhibit A attached hereto in order to provide more favorable accounting treatment to the Company for said options (the “Subject Options”);

WHEREAS, the Optionee understands and agrees that if he/she consents to such modification that the Subject Options granted under the ISO Agreements will no longer qualify as “Incentive Stock Options” within the meaning of that term under Section 422 of the Internal Revenue Code of 1986, as amended, and as such will all be treated as “Nonqualified Stock Options”;

WHEREAS, the Optionee, in consideration of the accelerated right to exercise the Subject Options has agreed to consent to such modification of the ISO Agreements; and

WHEREAS, the consent of Optionee is not required for acceleration of Subject Options granted pursuant to the NQSO Agreements.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Optionee hereby agree as follows:

1. In lieu of the staggered exercise rights set forth in the Option Agreements, Optionee, from and after November 15, 2005, shall be entitled to exercise all of the Subject Options, subject to the other terms and conditions of the relevant Option Agreements.

2. Optionee consents to such acceleration of the right to exercise the Subject Options issued pursuant to the ISO Agreements and understands and agrees that as a result of this acceleration, all of the Subject Options granted pursuant to the ISO Agreements will lose their status as Incentive Stock Options.

3. The parties understand and agree that in all respects not modified by this Consent, the Option Agreements shall remain in force and effect.

4. This Consent shall become effective once it is executed both by the Company and the Optionee.

IN WITNESS WHEREOF, the parties hereto have signed this CONSENT TO MODIFICATION OF INCENTIVE STOCK OPTION AGREEMENTS as of the latest date noted below.

AVIALL, INC.

By:

Name:

Title:

Date:

OPTIONEE

Printed Name:

Date: